Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

VERILINK CORPORATION

and

POLYCOM, INC.

January 28, 2003

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE

1.1	Purchase and Sale of Assets
1.2	Delivery of Acquired Assets
1.3	Closing Deliveries by Seller and Buyer
1.4	Transferred Contracts
1.5	Assumed Liabilities
1.6	Excluded Liabilities
1.7	Closing
1.8	Payment to Seller

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER

2.1	Organization of Seller
2.2	Authority
2.3	No Conflict
2.4	Transferred Contracts
2.5	Consents
2.6	Title to Properties; Absence of Liens and Encumbrances
2.7	Litigation
2.8	Compliance With Law
2.9	Intellectual Property
2.10	Adequacy of Certain Acquired Assets
2.11	Inventory
2.12	Employee Matters

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	Organization of Buyer
3.2	Authority
3.3	No Conflict
3.4	Consents
3.5	Compliance with Laws

ARTICLE 4 COVENANTS AND AGREEMENTS

4.1	Additional Documents and Further Assurances
4.2	Confidentiality
4.3	Sales Taxes
4.4	Taxes
4.5	Bulk Sales
4.6	Employee Matters
4.7	Inventory
4.8	Assumed Liabilities
4.9	Accounts Receivable

4.10	Conduct of Business
4.11	Clear Permitted Liens
4.12	Covenant Not to Compete
4.13	No Solicitation
4.14	Transition Services Agreement
4.15	Service Reimbursement
4.16	Transfer of Certification Rights
4.17	Return of Materials

ARTICLE 5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

5.1	Survival of Representations, Warranties and Covenants
5.2	Indemnification
5.3	Limitation on Liability
5.4	Exclusive Remedy

ARTICLE 6 GENERAL

6.1	Notices
6.2	Entire Agreement; Assignment
6.3	Severability
6.4	Amendment
6.5	Extension; Waiver
6.6	Dispute Resolution and Applicable Law
6.7	Rules of Construction
6.8	Fees and Expenses
6.9	Capitalized Terms
6.10	Construction
6.11	No Warranty On Acquired Assets
6.12	Counterparts

ii

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale and General Assignment
Exhibit C	License Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of January 28, 2003, by and between Verilink Corporation, a Delaware corporation (“Buyer”), and Polycom, Inc., a Delaware corporation (“Seller”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 6.9 hereof.

RECITALS:

A.                                   Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the assets of Seller specified below in exchange for the assumption of certain liabilities of Seller by Buyer and other consideration, all as set forth below (the “Acquisition”).

B.                                     The Board of Directors of each of Buyer and Seller, respectively, believe the Acquisition is in the best interests of such company and its respective shareholders and, in furtherance thereof, have approved this Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1                                 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller at the Closing all of Seller’s right, title and interest in and to the Transferred Tangible Assets, the Transferred Technology, the Transferred Intellectual Property Rights and the Transferred Contracts, free and clear of any and all Liens, except Permitted Liens (collectively, the “Acquired Assets”).

1.2                                 Delivery of Acquired Assets.  On the Closing Date and for a reasonable time thereafter, Seller shall make available to Buyer all of the Acquired Assets at Seller’s facilities in Goleta, California, and anywhere else the Acquired Assets are located.

1.3                                 Closing Deliveries by Seller and Buyer.  Without limiting the foregoing, at the Closing,  (i) Buyer and Seller shall execute and deliver to each other the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), (ii) Seller shall deliver to Buyer, duly executed by Seller, a Bill of Sale and General Assignment substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), (iii) Buyer and Seller shall execute and deliver to each other a License Agreement in substantially the form attached hereto as Exhibit C (the “License Agreement”), and (vi) Buyer and Seller shall execute and deliver to each other a Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”) (the instruments referred to in this Section being referred to herein as the “Ancillary Agreements”).

1.4                                 Transferred Contracts.  As of the date hereof:  (i) Seller has transferred and assigned to Buyer all of the Transferred Contracts specifically set forth on Schedule 6.9(z) hereto; and (ii) for each Transferred Contract listed on Schedule 6.9(z) hereto, Seller has delivered to Buyer a written agreement signed by the party or parties (other than Seller) to such Transferred Contract pursuant to which such party or parties thereto consents to the transfer and assignment of such Transferred Contract to Buyer.

1.5                                 Assumed Liabilities.  As of the Closing, Buyer hereby agrees to (a) assume all obligations arising out of or relating to sales and purchase orders for Products existing as of the date hereof, (b) assume all obligations arising out of or relating to repair, replacement, service and other warranty and support liabilities for Products existing as of the date hereof, and (c) to be responsible for all obligations with respect to any Claims relating to the Transferred Employees and any Claims relating to Products (including without limitation product liability Claims) that accrue following the Closing Date (collectively, the “Assumed Liabilities”).

1.6                                 Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume or shall not be responsible for, and the Assumed Liabilities shall expressly exclude, any debt, liability, duty or obligation, whether fixed or contingent, of Seller, including without limitation Seller’s obligations arising out of or relating to the facilities in Goleta, California and any employee Claims or product liability Claims which accrue prior to the date hereof (the “Excluded Liabilities”).

1.7                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof to be held at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, California (the “Closing Date”).

1.8                                 Payment to Seller.

(a)                            Payment of Purchase Price.  The aggregate cash purchase price to be paid by Buyer to Seller for the Acquired Assets (the “Purchase Price”) shall be up to Three Million Dollars ($3,000,000) to be paid by Buyer to Seller according to the following schedule: (i) $1,000,000 on the Closing Date, (ii) $250,000 on the one year anniversary of the Closing Date, and (iii) $1,750,000 to be paid according to Section 1.8(b).  Buyer shall make each such payment to Seller by electronic funds transfer, such sum in immediately available funds in U.S. Dollars to an account or accounts designated by Seller.

(b)                           Earnout Payments.

(i)                                     Payments.  Subject to the provisions of Section 1.8(b)(ii) below, Buyer shall make quarterly payments to Seller in an amount equal to the Earnout Net Revenues multiplied by 0.10 for each Earnout Period until the sum of all quarterly payments equals $1,750,000; provided, however, that Buyer’s payment in the final Earnout Period under this Section 1.8(b) may be in an amount less than the Earnout Net Revenues multiplied by 0.10, so long as the sum of all quarterly payments equals $1,750,000.  Buyer shall make such quarterly payments no later than 45 days following the termination of each Earnout Period.

(ii)                                  Offset.  Seller agrees that Buyer shall have the right to offset any amounts payable by Buyer to Seller pursuant to this Section 1.8(b) following the Closing Date for any matter for which indemnification would be available to Buyer under Article 5 hereof and as set forth in Sections 4.4(a) and 4.11 herein below.

(iii)                               Determination of Earnout.  Buyer shall deliver to Seller as soon as practicable, and in any event no later than 45 days after the end of each Earnout Period, written notice (the “Earnout Notice”) setting forth (i) the computation of the amount of the earnout for that Earnout Period, and (ii) a copy of the financial information used in making such computation.  Buyer shall be required to maintain financial records supporting such calculations for a period of two (2) years after the date of the relevant Earnout Period, and Seller shall be entitled to inspect such records not more than one time per fiscal quarter in accordance with this Section 1.8(b)(iii).  Seller shall, at its own cost, be entitled to conduct an audit (“Audit”), using an independent auditor of its own choice, of any given earnout payment or of some or all of the periods cumulatively.  If the results of the Audit indicate a figure within a five percent variance of the figure set forth in the Earnout Notice (the “Earnout Notice Figure”), then the Earnout Notice shall be binding upon the parties. If the Audit figure differs by more than five percent from the Earnout Notice Figure, the parties shall attempt to negotiate a mutually agreeable solution which shall include, at a minimum, the term that if the Audit figure exceeds the Earnout Notice Figure by five percent or more, Buyer shall pay the Audit figure and all reasonable costs incurred by the Seller in connection with the Audit.  Seller shall use its commercially reasonable efforts not to interfere with Buyer’s business operations in the exercise of its audit rights hereunder and all information obtained in any such audit shall be subject to Section 4.2 hereof.

(iv)                              Buyout.  If Buyer enters into any merger, consolidation, reorganization, joint venture or other business combination with any Person which results in a change of control of Buyer or sells, conveys, disposes of or transfers to any Person any asset or other property that is material to the Acquired Assets as of the date of closing of any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of Buyer) at any time following the Closing, then: (a) (i) Buyer shall pay to Seller any remaining balance under Buyer’s payment obligation under this Section 1.8(b) immediately prior to any such event, or (ii) Buyer’s payment obligation under this Section 1.8(b) shall be expressly assumed by such Person in writing; and (b) such Person shall expressly assume all other obligations of Buyer hereunder.

(c)                            Allocation of Purchase Price.  Within thirty (30) days of the Closing, Buyer shall prepare Schedule 1.8(c) setting forth a proposed tax allocation of the Purchase Price (plus Assumed Liabilities) to the Acquired Assets in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations promulgated thereunder and shall deliver such schedule to Seller for its approval.  Buyer and Seller agree to use all commercially reasonable efforts to resolve any disagreements regarding such allocation as soon as practicable thereafter, but in no event later than 30 days subsequent to the date that Buyer delivers such allocation.  In the event that the Buyer and Seller are able to agree upon such allocation, (such final, mutually agreed upon allocation of the Purchase Price referred to herein as the “Allocation”), the parties agree that all Tax Returns and reports (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position inconsistent with) the Allocation unless required by the IRS or state taxing authority.  In the event that the Buyer and Seller are unable to agree upon such allocation, each party shall allocate the Purchase Price (plus Assumed Liabilities) to the Acquired Assets in the manner as separately determined by each party.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule attached hereto as Exhibit E (the “Disclosure Schedule”), as an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer, as follows:

2.1                                 Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own and use the properties owned and used by it and to carry on its business as currently conducted.  Seller is duly qualified or licensed to do business and in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect.

2.2                                 Authority.  Seller has all requisite power and authority to enter into this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3                                 No Conflict.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of Seller’s Amended and Restated Certificate of Incorporation or Seller’s Bylaws, each as currently in effect, (ii)  any material mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license or any Transferred Contract (each a “Material Contract” and collectively the “Material Contracts”) to which Seller or any of its properties or assets is subject, or (iii) any judgment or any order or decree issued by a Governmental Entity, or to Seller’s knowledge, any other order or decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets (tangible and intangible).

2.4                                 Transferred Contracts.  Schedule 6.9(z) lists each Transferred Contract.  Seller has delivered to Buyer true and complete copies of each Transferred Contract.  Seller is not in default nor, to Seller’s knowledge, has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a material default with respect to the payment or performance of any obligation of Seller or any other party thereunder; and no written claim of such a default has been received by Seller and to Seller’s knowledge there is no basis or alleged basis upon which such a claim could be made.

2.5                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, or a party to any Material Contract with Seller (so as not to trigger any Conflict) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) those that are required to be obtained or made by Buyer unilaterally, or (ii) those set forth on Schedule 2.5.

2.6                                 Title to Properties; Absence of Liens and Encumbrances.  Seller has good and marketable title to the Acquired Assets, free and clear of any Liens, except Permitted Liens.  The location of each of the Acquired Assets is identified in Schedule 2.6.

2.7                                 Litigation.  There is no action, suit, claim, proceeding, arbitration, hearing, demand or cause of action or investigation of any nature pending or, to Seller’s knowledge, threatened against Seller relating to the Acquired Assets, nor is there any reasonable basis therefor.  To Seller’s knowledge, there is no investigation or other proceeding pending or threatened relating to the Acquired Assets by or before any Governmental Entity, nor is there any reasonable basis therefor.  There are no judgments and no orders or decrees issued by any Governmental Entity, and to Seller’s knowledge, there are no other orders or decrees, citations, fines or penalties heretofore assessed against Seller affecting the Acquired Assets under any foreign, federal, state or local law.

2.8                                 Compliance With Law.  Seller has complied and is in compliance with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Acquired Assets or the Assumed Liabilities.  There is no order issued, investigation or proceeding pending or, to Seller’s knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any Governmental Entity applicable to the Acquired Assets or the Assumed Liabilities.

2.9                                 Intellectual Property.

(a)                            Section 2.9(a) of the Disclosure Schedule lists all Transferred Intellectual Property Rights that are Registered Intellectual Property Rights.  All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or actions falling due within thirty (30) days after the Closing Date.

(b)                           Except as set forth in Schedule 2.9(b), Seller has not transferred or pledged ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Transferred Intellectual Property Right to any other Person.

(c)                            Subject to Section 2.9(f) hereof, the Transferred Technology does not infringe or misappropriate the Intellectual Property Rights of any Person, and Seller has not received notice from any Person claiming that the Transferred Technology constitutes unfair competition or trade practices under the laws of any jurisdiction.

(d)                           To the Seller’s Knowledge, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(e)                            The Transferred Intellectual Property Rights, which are Registered Intellectual Property Rights, are not subject to any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) to which Seller is a party thereto.  The Transferred Intellectual Property Rights are not subject to any outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof.

(f)                              To Seller’s Knowledge, the Transferred Technology does not infringe or misappropriate the Patents of any Person.

2.10                           Adequacy of Certain Acquired Assets.  The Acquired Assets are substantially all of the assets used by Seller in the production of Products.  Except as set forth on Schedule 2.10, the production, testing, tooling, measurement and lab equipment used by Seller in the production of the Products are in good operating condition, and have been properly maintained.

2.11                           Inventory.  Seller owns the Inventory free and clear of any restriction on transfer or liens (other than Permitted Liens) and, to Seller’s Knowledge, the Inventory (excluding any third party components) does not infringe the rights of any person or entity.

2.12                           Employee Matters.

(a)                                  Seller is not a party to, and there does not otherwise exist, any agreements with any labor organization or collective bargaining or similar agreement with respect to the employees.  Seller is not a party to any outstanding contract, commission agreement, settlement agreement, or compensation agreement with any Transferred Employee.  To the knowledge of Seller, there are no complaints, grievances, arbitrations, employment-related proceedings or administrative proceedings, either pending or threatened orally or in writing, involving any Transferred Employee; during the past five years, the business has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of Seller, threatened.  To the knowledge of Seller, the employees are not engaged in any active union organizing campaign as demonstrated by the circulation of union authorization cards, requests for voluntary recognition or the filing of a representation petition with the National Labor Relations Board.

(b)                             There is no litigation brought by any of the employees currently pending against Seller in any municipal, state or federal court or agency.

(c)                              Seller has identified to Buyer each “employee benefit plan” (as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (ERISA)) providing for benefits in connection with the performance of services to Seller and maintained by Seller with respect to the employees.   Seller retains and does not transfer to Buyer any liability or obligation with respect to or under any agreement between Seller and any of its employees except as set forth in this Agreement, or under any such “employee benefit plan”.

(d)                             Each group health plan (within the meaning of either Section 5000(b)(1) of the Code or Section 607(1) of ERISA) maintained or contributed to, currently or in the past, by Seller is and at all times has operated in material compliance with the continuation coverage requirements of Part 6, Subtitle B of Title I of ERISA and Section 4980B of the Code, with respect to the Employees and their spouses and dependents.

(e)                              There is no lien upon any property of Seller outstanding pursuant to Section 412(n) of the Code in favor of any Seller “employee pension benefit”, within the meaning of Section 3(2) of ERISA or in favor of the Pension Benefit Guaranty Corporation pursuant to Section 4068 of ERISA and no assets of Seller have been provided as security to any Seller “employee benefit pension plan” that is or was subject to Title IV of ERISA.

(f)                                Seller does not have and has not in the past had any obligation or liability to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller:

3.1                                 Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer has all requisite corporate power and authority to own and use the properties owned and used by it and to carry on its business as currently conducted and as currently contemplated to be conducted.  Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect.

3.2                                 Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement, each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer to authorize this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3                                 No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of, or default under, or give rise to a Conflict under (i) any provision of Buyer’s Certificate of Incorporation or Buyer’s Bylaws, each as currently in effect, (ii) any Material Contract to which Buyer or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

3.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party, including a party to any Material Contract with Buyer (so as not to trigger any Conflict), is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.5                                 Compliance with Laws.  To Buyer’s knowledge, Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct or operation of its business.

ARTICLE 4

COVENANTS AND AGREEMENTS

4.1                                 Additional Documents and Further Assurances.

(a)                            Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)                           Following the Closing, Seller will afford Buyer, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data, if any, relating to the Acquired Assets in Seller’s possession and the Assumed Liabilities with respect to periods prior to the Closing and the right to make copies and extracts there from, to the extent that such access may be reasonably required by Buyer in connection with:  (i) the preparation of Tax Returns; (ii) compliance with the requirements of any Governmental Entity; and (iii) in connection with any actual or threatened action or proceeding by a third party; provided, however, that Seller may require Buyer to execute a confidentiality agreement in connection therewith.

4.2                                 Confidentiality.  Each of the parties hereto hereby agrees that the terms hereof, the information obtained pursuant to the negotiation and execution of this Agreement, and the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement dated  July 31, 2002, as amended by that certain Amendment No. 1 dated December 11, 2002, between Buyer and Seller (the “NDA”).

4.3                                 Sales Taxes.  All transfer, documentary, sales, use, registration, value-added, real estate transfer, and any similar taxes and related fees (including interest, penalties and additions to tax) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be borne by Buyer, in addition to the consideration provided for in Section 1.8.

4.4                                 Taxes.

(a)                            In the case of any real or personal property taxes (or other similar Taxes) (“Property Taxes”) attributable to the Acquired Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter (a “Straddle Period”), Buyer shall prepare such returns and make all payments required with respect to any such return (subject to Seller’s approval of such returns to the extent they relate to Taxes Seller will be required to pay, which approval will not be unreasonably withheld).  Any Property Taxes attributable to the portion of the Straddle Period prior to and including the Closing Date shall be the responsibility of the Seller, and any Property Taxes attributable to a portion of the Straddle Period beginning after the Closing Date shall be the responsibility of the Buyer.  For purposes of such Straddle Periods, Property Taxes shall be allocated on a per diem basis.  To the extent Seller has paid or will pay Property Taxes attributable to a portion of the Straddle Period for which Seller is not responsible, Buyer shall reimburse Seller within fourteen (14) days upon receiving written notification (and supporting documentation) that Seller has paid such Property Taxes.  To the extent Buyer has paid or will pay Property Taxes attributable to a portion of the Straddle Period for which Buyer is not responsible, Buyer may off-set any such amount from its payment obligations under Section 1.8(b)(i) hereinabove.

(b)                           To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may reasonably be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes for so long as the applicable statute of limitations has not expired.  Seller shall provide Buyer with copies of all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use, property and employment tax returns, absent the receipt by Seller of the relevant tax clearance certificates.  The parties hereto agree to keep all such information confidential in accordance with Section 4.2 hereof.

4.5                                 Bulk Sales.  Buyer and Seller hereby agree to waive the requirement, if any, that each comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement and the Ancillary Agreements.  Seller covenants to pay all of its vendors in accordance with the terms of its obligations.

4.6                                 Employee Matters.

(a)                            Seller acknowledges that Buyer may extend offers of employment pursuant to offer letters to certain employees of Seller as set forth on Schedule 4.6 hereto (collectively, the “Key Employees”).

(b)                           Each Key Employee who accepts such offer (each a “Transferred Employee”) shall commence employment with Buyer promptly following the Closing Date.  Key Employees who reject or who are not offered employment with Buyer shall remain employees of Seller following the Closing Date, subject to Seller’s termination rights.

(c)                            Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, accrued vacation and sick leave, stock or stock options or any other sums due to any Key Employee or any other employee of Seller that accrued on or before the Closing Date (including any payments accruing due to the transaction contemplated by this Agreement), and Seller shall hold Buyer harmless therefor and indemnify Buyer from and against all Claims in connection therewith.  Seller will be fully responsible for all amounts owing to the Key Employees as a result of their employment with the Seller prior to the Closing Date and shall under no circumstances be responsible for any amounts payable to any Transferred Employee that accrues after the Closing Date.

(d)                           If within six months of the Closing Date Buyer extends an offer of employment to any employee terminated by Seller following the Closing Date, Buyer shall pay any and all liabilities of Seller relating to such termination, other than employee Claims against Seller relating to employees’ employment with Seller, including without limitation any payments and benefits due to such employee pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments required under any law or regulations in respect of such termination including, without limitation COBRA.

(e)                            Buyer shall permit each Transferred Employee to participate in any Buyer Employee Benefit Plan with participation rights and benefits under each Buyer Employee Benefit Plan for each Transferred Employee that are equivalent or comparable to the rights and benefits of employees of Buyer with positions and responsibilities substantially similar to the Transferred Employees for each such Buyer Employee Benefit Plan.

4.7                                 Inventory.

(a)                            Schedule 4.7 specifically sets forth all raw materials, supplies, manufactured and purchased parts, goods in process and finished goods (such items generally, the “Inventory”) owned by Seller as of January 18, 2003 (the “Preliminary Inventory Balance”).  Promptly following Closing, Seller shall deliver, on consignment to Buyer, the Inventory set forth on the Preliminary Inventory Balance.  Seller agrees to sell and Buyer agrees to purchase, accept and pay for such Inventory as Buyer incorporates such Inventory into

Products at prices set forth on the Preliminary Inventory Balance.  Buyer agrees that, to the extent the Inventory contains or includes those items need by Buyer, the Inventory shall be the exclusive source for all raw materials, supplies, manufactured and purchased parts, goods in process and finished goods with respect to the business to be operated by Buyer in connection with the Acquired Assets following the Closing, for so long as the Inventory remains unused or unsold by Buyer.  Within the later of (i) 90 days following the Closing Date, and (ii) two business days following Seller’s final purchase under all purchase orders relating to the Acquired Assets that are open as of Closing (“Open Purchase Orders”), Seller shall deliver to Buyer an accurate and complete list of the Inventory owned by Seller as of the Closing Date, subject to adjustment for Open Purchase Orders (“Closing Inventory Balance”).  Buyer and Seller agree that the Closing Inventory Balance will include Inventory purchased by Seller pursuant to Open Purchase Orders.  Buyer and Seller agree that the prices set forth on the Preliminary Inventory Balance shall be the prices to be paid by Buyer for any corresponding Inventory that appears on the Closing Inventory Balance.  To the extent necessary, the Closing Inventory Balance shall contain prices for any Inventory that did not appear on the Preliminary Inventory Balance and Buyer agrees to purchase, accept and pay for such Inventory at the prices set forth therein.  In the event of a dispute regarding the Closing Inventory Balance, the parties will work together in good faith to resolve the dispute.

(b)                           Prior to the date hereof, Buyer has provided Seller with written delivery instructions for the Inventory to be held or stored by Buyer pursuant to this Section 4.7.  All costs and expenses related to the delivery of the Inventory to Buyer, including all costs to insure the Inventory during delivery by Seller, shall be borne by Buyer.  Seller and Buyer agree that such insurance of the Inventory can take place pursuant to Buyer’s insurance policies, so long as Seller as added as an additional insured under such policies with respect to the Inventory.

(c)                            Seller shall at all times retain title to the Inventory delivered to Buyer under this Section 4.7.  Until fully paid therefor, Seller shall have a security interest in the Inventory, any proceeds thereof, and all accounts and rights to payment of every kind now and hereafter arising out of or relating to the Inventory.  Buyer agrees to assume the risk of Loss for the Inventory immediately upon delivery by Seller.  Buyer agrees to keep the Inventory fully insured at its own expense from all Losses related to the Inventory for the benefit of and in the name of Seller.  Buyer agrees to use commercially reasonable efforts to keep and maintain the Inventory in good condition and repair, provided such Inventory was delivered to Buyer in such condition.

(d)                           Subject to the terms and conditions of this paragraph, Buyer may sell the Inventory that is branded with the Seller trademarks.  Buyer shall add an additional label to each unit of Inventory directing the customer to call Buyer for any inquiries regarding such unit of Inventory.  If Seller receives any inquiries from customers regarding the Inventory, Seller will direct such customers to contact Buyer, and Buyer shall promptly respond to each such customer.  Except as already branded by Seller, Buyer shall have no right to use the Seller trademarks to advertise or promote the Inventory.  The foregoing right to sell the Inventory as branded with the Seller trademarks does not grant any additional right or license to Buyer with respect to the Seller trademarks.  Buyer shall indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, costs and expenses arising out of or related to Buyer’s promotion and/or sale of the Seller branded Inventory, so long as the claims, losses, liabilities, damages, costs and expenses do not arise out of or relate to an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement.  EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE INVENTORY IS PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND, AND SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE INVENTORY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.   SELLER SHALL NOT BE LIABLE FOR DAMAGES OF ANY KIND, DIRECT OR INDIRECT, INCLUDING INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY, ARISING OUT OF OR RELATED TO THE INVENTORY AND BUYER AGREES THAT THE FOREGOING IS A REASONABLE ALLOCATION OF RISK.

(e)                            Buyer shall maintain a daily record of all Inventory used or sold by Buyer.  Buyer shall deliver payment for any Inventory used or sold by Buyer with an accompanying purchase order for such Inventory (“Inventory Purchase Order”) to Seller within 30 days from the first date of use or sale by Buyer of such Inventory.

(f)                              Buyer shall perform a physical inspection of the Inventory once every year following delivery of the Inventory by Seller.  Within 30 days of the physical inspection, Buyer shall provide Seller with written notice setting forth the amount and description of the Inventory held or stored by Buyer (the “Inventory Notice”).  All costs and expenses relating to such physical inspection shall be borne by Buyer.  If the results of Buyer’s physical inspection as reflected in the Inventory Notice indicate a discrepancy between (i) the Inventory balance set forth in such Notice, and (ii) the inventory balance calculated by taking the Closing Inventory Balance and subtracting from it the aggregate of all Inventory Purchase Orders delivered by Buyer to Seller prior to the inspection date, or between any other information provided by Buyer to Seller with respect to the Inventory, then Buyer shall make payment to Seller in an amount equal to such discrepancy, within thirty (30) days of the identification thereof (any such payment, an “Adjustment Payment”).

(g)                           Seller shall be entitled to conduct an audit and perform a physical inspection of the Inventory held or stored by Buyer at any time during the consignment period under this Section 4.7; provided, however, that such audit and inspection right by Seller provided under this Section 4.7(f) shall not be available to Seller more than once during any consecutive 90 day period.  If the results of any audit or physical inspection by Seller indicate a discrepancy between (i) the Inventory balance determined by such audit or inspection, and (ii) the Inventory balance calculated by taking the Closing Inventory Balance and subtracting from it the sum of (x) the aggregate of all Inventory Purchase Orders delivered by Buyer to Seller prior to the inspection date, and (y) any Adjustment Payments made by Buyer to Seller prior to the inspection date, or between any information provided by Buyer to Seller with respect to the Inventory, then Buyer shall  make immediate payment to Seller in an amount equal to such discrepancy.  If such discrepancy equals or exceeds 5% of the Inventory balance determined by Seller’s audit or inspection, then all costs and expenses relating to such audit and inspection shall be borne by Buyer, in addition to the payment obligation of Buyer relating to any discrepancy provided herein.  Seller shall use its commercially reasonable efforts not to interfere with Buyer’s business operations in the exercise of its audit rights hereunder and shall keep all information obtained in any such audit confidential in accordance with the requirements of Section 4.2 hereof.

(h)                           Buyer shall execute all financing statements and other documents that Seller reasonably deems necessary or advisable to effectuate the purpose of this Section 4.7.

(i)                               Seller covenants to deliver Inventory that is in good operating condition and that has been properly maintained by Seller.  Subject to Buyer’s obligations under Section 4.7(a), and to the extent any Inventory delivered to Buyer in accordance therewith is not in good operating condition or has not been properly maintained by Seller, Buyer shall have a credit in the amount paid for such Inventory by Buyer under Section 4.7(a).  In such event, Buyer shall provide Seller with written notice stating: (i) Buyer’s good faith determination that certain items of Inventory are not in good operating condition or have not been properly maintained, and (ii) the specific items of Inventory identified by Buyer for purposes of this Section 4.7(i).  If such notice is undisputed, Seller shall provide Buyer with a credit under this Section 4.7(i) within ten (10) days following receipt of such notice.  In the event of a dispute in connection with the notice provided by Buyer in this Section 4.7(i), the parties shall agree to resolve such dispute in accordance with Section 6.6 of this Agreement.

(j)                               Subject to Buyer’s obligations under Section 4.7(a), and to the extent any Inventory delivered to Buyer in accordance therewith is not used, sold or consumed by Buyer within eighteen (18) months from the date of such delivery, Buyer may provide Seller with written notice stating: (i) Buyer’s good faith determination that the Inventory is unusable based on Buyer’s inability, despite commercially reasonable efforts to use or sell the Inventory, to do so, (ii) the specific items of such unused Inventory identified by Buyer for purposes of this Section 4.7(j), and (iii) Buyer’s intended method of disposal of such Inventory.  Within ten (10) days following receipt of such notice and if such notice remains undisputed, Seller may elect to have Buyer deliver the unused Inventory to Seller or coordinate the retrieval of such unused Inventory from Buyer, each at Seller’s sole cost and expense.  In the event of a dispute in connection with the notice provided by Buyer in this Section 4.7(j), the parties shall agree to resolve such dispute in accordance with Section 6.6 of this Agreement.

4.8                                 Assumed Liabilities.  Buyer shall discharge the Assumed Liabilities on a timely basis and in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

4.9                                 Accounts Receivable.  All accounts receivable related to the Transferred Contracts outstanding as of the Closing Date are the sole property and responsibility of Seller.

4.10                           Conduct of Business.  Following Closing Date and until the Earnout Termination Date, Buyer shall use its commercially reasonable efforts: (i) to fund and operate the business related to the Acquired Assets in a prudent manner so as to preserve the value of the Acquired Assets, generally; (ii) to sell Earnout Products to satisfy the obligations set forth in Section 1.8 hereof; and (iii) to preserve the goodwill of the employees, representatives and customers of the business related to the Acquired Assets, and other persons with which there are significant relationships essential to the operation of the business related to the Acquired Assets.  Following the Closing Date, Buyer shall not engage in any activity with the primary purpose of, or having the principal effect of, materially impairing or delaying Buyer’s ability to satisfy Buyer’s payment obligations under Section 1.8(b) hereof.

4.11                           Clear Permitted Liens.  Seller shall use commercially reasonable efforts to clear, satisfy and remove all of the Permitted Liens within 45 days of the Closing Date.  If such Permitted Liens are not cleared, satisfied and removed within such 45-day period, Buyer may clear, satisfy and remove such Permitted Liens at Seller’s cost and expense, which such cost and expense may be set-off against Buyer’s payment obligations pursuant to Section 1.8(b) hereinabove.

4.12                           Covenant Not to Compete.

(a)                            Each Party acknowledges that the Transferred Technology and Transferred Intellectual Property Rights are an integral component of the value of the retained business of Seller and the assets acquired by Buyer under this Agreement, and that the non-compete terms set forth below are reflected in the consideration to be received by Seller and Buyer under this Agreement.  Each Party acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable.

(b)                           During the Non-Compete Period, Buyer shall not, without the prior written consent of Seller, use the Transferred Technology or Transferred Intellectual Property Rights to engage or participate anywhere in the world directly or indirectly (e.g. license a third party), in a “Seller Competing Business.”

(c)                            During the Non-Compete Period, Seller shall not, without the prior written consent of Buyer, engage or participate anywhere in the world directly or indirectly (e.g. license a third party), in a “Buyer Competing Business.”

(d)                           The covenants contained in the preceding paragraph shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world in which Seller or Buyer, as the case may be, is currently engaged in business or otherwise sells its products.  Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in the preceding paragraphs.  If, in any proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 4.12 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.  Notwithstanding, in the event one of the covenants set forth above is not enforceable in whole or part, the other covenant shall also terminate.

4.13                           No Solicitation.  For a period of one year following the Closing Date, neither Seller nor Buyer (nor any affiliate, officer, director or representative thereof) shall indirectly or directly solicit or contact for the purpose of soliciting for employment any current or future employee of the other party, except for any solicitation made through general advertisement.

4.14                           Transition Services Agreement.  Buyer expressly agrees to comply with all its obligations under the Transition Services Agreement, including without limitation to vacate the Facilities (as defined in the Transition Services Agreement) by not later than 11:59 p.m. California time on February 14, 2003.  Buyer and Seller agree that the provisions of this Section do not expand, in any manner, the remedies available to the parties under the Transition Services Agreement.

4.15                           Service Reimbursement.  Seller agrees to reimburse Buyer for certain reasonable costs and expenses actually incurred and paid by Buyer with respect to certain service obligations as described in Schedule 4.14.

4.16                           Transfer of Certification Rights.  Following the Closing, Seller and Buyer shall cooperate and use all commercially reasonable efforts to do promptly, or cause to be done promptly, all things necessary, proper or advisable to convey, assign and transfer Seller’s rights and interests relating to the certification and homologation of its Products to Buyer.

4.17                           Return of Materials.  Following the Closing Date, if Buyer becomes aware of, or receives notice from Seller, that it is in possession of any Technology or Intellectual Property Rights not specifically transferred hereunder, including and not limited to information about trade secrets, computer programs, designs, formulas, compositions, data or other proprietary materials inadvertently obtained from Seller in connection with the transactions contemplated by this Agreement (“Seller’s Materials”), Buyer agrees that Seller’s Materials shall not constitute any Transferred Technology, and that Buyer shall promptly return Seller’s Materials to Seller and destroy any remaining copies of Seller’s Materials following such delivery.  Seller agrees to be responsible for all costs and expenses related to the delivery or destruction of Seller’s Materials by Buyer.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

5.1                                 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the one year anniversary of the Closing Date.  The representations, warranties and covenants of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the one year anniversary of the Closing Date.

5.2                                 Indemnification.

(a)                                                   Buyer hereby agrees to indemnify and hold harmless Seller, its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by Seller, its affiliates, officers, directors, employees or agents, directly or indirectly, as a result of or arising from any of the following (“Buyer Indemnifiable Claims”):

(i)             Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement and the Ancillary Agreements;

(ii)          Any Assumed Liabilities; and

(iii)       Any Claim by any Person for brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Buyer or any of its officers, directors or employees in connection with any of the transactions contemplated by the Agreement or the Ancillary Agreements.

(b)                                                  Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates, officers, directors, employees and agents from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, its affiliates, officers directors, employees or agents, directly or indirectly, as a result of or arising from any of the following (“Seller Indemnifiable Claims” and together with Buyer Indemnifiable Claims, the “Indemnifiable Claims”):

(i)             Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or any Ancillary Agreement;

(ii)          Any Excluded Liabilities; and

(iii)       Any Claim by any Person for brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Seller or any of its officers, directors or employees in connection with any of the transactions contemplated by the Agreement or the Ancillary Agreements.

(c)                                                   The procedures for effecting the indemnification contemplated hereby shall be as follows:

(i)             If Buyer or Seller determines to seek indemnification under this Article 5 with respect to Indemnifiable Claims (the party seeking such indemnification hereinafter referred to as the “Indemnified Party” and the party against whom such indemnification is sought hereinafter referred to as the “Indemnifying Party”) resulting from the assertion of liability by third parties (a “Third Party Claim”), the Indemnified Party shall give notice to the Indemnifying Party within 30 days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party.  In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the

Indemnifying Party shall be entitled, at its expense, to participate in any defense of such claim.  The Indemnified Party shall promptly defend any such Third Party Claim and shall have the right to settle any Third Party Claim on reasonable terms with the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the expense of the Indemnified Party and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby.  With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

(ii)          In the event that the Indemnifying Party, within 30 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense of such action on behalf of and for the account and risk of the Indemnifying Party; provided that the Indemnifying Party must consent in writing to the settlement of any such claim (which consent shall not be unreasonably withheld).

(iii)       Notwithstanding anything in this Section to the contrary, the Indemnified Party shall have the right to participate in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff of the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

(d)                                                  In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party.  Such written notice shall state that it is being given pursuant to this Section 5.2, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence).  If the Indemnifying Party, within 60 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim.  In the event, however, that the Indemnifying Party contests the assertions of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim.  If agreement regarding such claim is not reached, then the matter shall be resolved by arbitration between the parties as set forth in Section 6.6 below.

5.3                                 Limitation on Liability.

(a)                                                   Notwithstanding anything to the contrary set forth in this Agreement or any of the Ancillary Agreements and except as expressly stated otherwise below, Seller shall not be liable for any amounts with respect to any inaccuracy in or breach or nonfulfillment of any representations, warranties, covenants or agreements set forth in this Agreement or any of the Ancillary Agreements unless and until such amounts shall exceed in the aggregate $25,000 (the “Limitation Amount”) (in which case the Seller shall be liable for the full amount of the claims, including the first $25,000).  Notwithstanding the foregoing, the Buyer may seek indemnification for claims of fraud or willful misconduct or claims related to the Excluded Liabilities without regard to the Limitation Amount.  Notwithstanding the foregoing, in no event shall Seller’s liability with respect to any inaccuracy in or breach or nonfulfillment of any representations, warranties, covenants or agreements (except for any liability arising out of Seller’s fraud or willful misconduct or the Excluded Liabilities) set forth in this Agreement or any of the Ancillary Agreements exceed the $300,000 in the aggregate.

(b)                                                  Notwithstanding anything to the contrary set forth in this Agreement or any of the Ancillary Agreements and except as expressly stated otherwise below, Buyer shall not be liable for any amounts with respect to any inaccuracy in or breach or nonfulfillment of any representations, warranties, covenants or agreements set forth in this Agreement or any of the Ancillary Agreements unless and until such amounts shall exceed the Limitation Amount (in which case the Buyer shall be liable for the full amount of the claims, including the first $50,000).  Notwithstanding the foregoing, the Seller may seek indemnification for claims of fraud or willful misconduct, claims related to the Assumed Liabilities and claims related to Buyer’s failure to fulfill the obligations set forth in Section 1.8 hereof, without regard to the Limitation Amount.  Notwithstanding the foregoing, in no event shall Buyer’s liability with respect to any inaccuracy in or breach or nonfulfillment of any representations, warranties, covenants or agreements (except for any liability arising out of Buyer’s fraud or willful misconduct, the Assumed Liabilities and the obligations set forth in Section 1.8 hereof) set forth in this Agreement or any of the Ancillary Agreements exceed the $300,000 in the aggregate.

(c)                                                   Neither Buyer or Seller, or any of their affiliates, shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill.

5.41                           Exclusive Remedy.  Except in the event of fraud or willful misconduct, the indemnification remedies and other remedies provided in this Article 5 shall be deemed to be the exclusive remedy for any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer and Seller in this Agreement or any Ancillary Agreement, irrespective of any other rights that Buyer or Seller may have respect to any matter for which indemnification is provided herein.

ARTICLE 6

GENERAL

6.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by certified mail (return receipt requested) or sent via nationally recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

(a)

if to Buyer, to:

Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758-8989
Attention: C.W. Smith

with a copy to:

Powell, Goldstein, Frazer & Murphy, LLP
191 Peachtree Street, 16th Floor
Atlanta, GA 30303
Attention: Eliot Robinson, Esq.

(b)

if to Seller, to:

Polycom, Inc.
4750 Willow Road
Pleasanton, CA 94588
Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Mark A. Bertelsen, Esq.

Notices sent via certified mail shall be deemed effective three postal days after deposit in the U.S. mail and those sent via overnight delivery shall be deemed effective upon receipt or refusal.

6.2                                 Entire Agreement; Assignment.  This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein, including the NDA:  (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise.

6.3                                 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.4                                 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

6.5                                 Extension; Waiver.  At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

6.6                                 Dispute Resolution and Applicable Law.

(a)                            The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement.  In particular, those executives of the respective parties who have authority to settle the controversy and have direct responsibility for administration of the relationships established pursuant to this Agreement shall attempt in good faith to negotiate a settlement pursuant to the following process:

(b)                           Any party having a dispute or claim shall give the other party written notice stating the nature of the dispute in reasonable detail.  Within ten business days after delivery of the notice, the receiving party shall submit to the other a written response also in reasonable detail.  Within ten business days after delivery of the written response, decision-makers from both parties shall meet (in person or by telephone) at a mutually acceptable time and place (including telephonic conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other shall be honored.

(c)                            If the matter has not been resolved by the persons referred to above within ten days of the first meeting of such persons, the dispute shall be referred to more senior executives of each party who have authority to settle the dispute and who shall likewise meet (in person or by telephone) to attempt to resolve the dispute.  If after such 10 day period the dispute remains unresolved, the parties shall participate in a mediation conducted by a mutually agreed upon mediator.  If the parties resolve such dispute either alone or with the aid of the mediator, such resolution shall be binding on the parties and a settlement agreement shall be signed by each party.

(d)                           In the event the parties are unable to resolve such dispute following the mediation procedures provided in Section 6.6(c), either party may avail itself of any remedies available to it, whether at law or in equity, including recourse to any court of competent jurisdiction.  Each party shall have the right to apply to a court of competent jurisdiction at any time for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, notwithstanding any informal dispute resolution procedures herein.

(e)                            In connection with any court proceeding relating to this Agreement or any Ancillary Agreement, Buyer and Seller hereto irrevocably waive any jury trial.

(f)                              The parties hereto each agree to the jurisdiction of any state or federal court sitting in the State of Delaware and waive personal service of any and all process upon it, and consent that all services of process be made as provided in herein and directed to it at its address as set forth in Section 6.1, and service so made shall be deemed to be completed when received.  The parties hereto each waive any objection based on forum non convenience and waive any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of the parties hereto to serve legal process in any other manner permitted by law.

(g)                           This Agreement and the transactions related hereto shall be governed by the laws of the State of Delaware, without regard for conflicts of laws principles thereof.

6.7                                 Rules of Construction.  The parties hereto agree that they have been represented by counsel to the fullest extent desired by each party during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.8                                 Fees and Expenses.  All expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of such transactions, shall be the obligation of the respective party incurring such expenses.

6.9                                 Capitalized Terms.  The following capitalized terms shall have the meanings set forth below:

(a)                            “Buyer Competing Business” shall mean the design, development, engineering, and manufacture of a Network Access Device.  Notwithstanding the foregoing, Buyer Competing Business shall not include the design, engineering, manufacture, sale or distribution of (1) communication or collaboration products related to application level gateways that connect communication devices to Wide Area Networks, or (2) products which have Network Access Device as part of the functionality of the product (but not the sole functionality of the product).

(b)                           “Buyer Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, without limitation, each “employee benefit plan,”

within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Buyer, any ERISA Affiliate or any predecessor entity of Buyer for the benefit of any employee of the Buyer of any ERISA Affiliate, or with respect to which Buyer or any ERISA Affiliate has or may have any liability or obligation.

(c)                            “Claims” shall mean any action, suit, claim, proceeding, arbitration, hearing, demand, cause of action, or investigation of any nature pending or, to the knowledge of Buyer or Seller, threatened against either Buyer or Seller, or any event or condition providing a reasonable basis therefor.

(d)                           “Earnout Net Revenues” shall mean revenues generated from the sale, license or other transfer of products related to, derived from, or using the Acquired Assets, the Transferred Intellectual Property Rights, the Transferred Tangible Assets, the Transferred Technology, or Inventory (such products, the “Earnout Products”) by the Buyer or by any business unit or subsidiary of Buyer and recognized by Buyer during the Earnout Period (including any revenues generated from services, warranties and maintenance) in accordance with generally accepted accounting principals (“GAAP”) and in a manner consistent with Buyer’s revenue recognition policies less the sum of amounts (i) collected for sales, use, excise, customs, value-added, withholding or other taxes or duties (other than on net income); (ii) paid or credited for rebates, discounts, returns, refunds or other allowances; (iii) collected for freight, shipping, handling or other transaction fees (including credit card processing fees); and (iv) commissions or other sales incentives.

(e)                            “Earnout Termination Date” shall be the final day of the Earnout Period in which Buyer shall fully satisfy Buyer’s payment obligations under Section 1.8(b) hereof

(f)                              “Governmental Entity” means any U.S. court, administrative agency or commission or other U.S. federal, state, county, or local governmental authority, instrumentality, agency or commission.

(g)                           “Intellectual Property Rights” means any or all of the following throughout the world:  (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology (“Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (“Copyrights”); and (iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications and all rights to Uniform Resource Locators, Web site addresses and domain names (“Trademarks”).

(h)                           “Loss” shall mean any loss, damage, judgment, debt, liability, obligation, fine, penalty cost or expense (including and not limited to any legal and accounting fee or expense).

(i)                               “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance (other than a license) in respect of such asset.

(j)                               “Material Adverse Effect” shall mean any event, change, circumstance or effect that is materially adverse to the business, operations, financial condition, results of operation, assets (including intangible assets) or liabilities of Seller or Buyer, as applicable; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries as a whole in which Seller and Buyer, as applicable, participate, the U.S. economy as a whole or the foreign economies as a whole in any locations where Seller or Buyer, as applicable, has material operations or sales, (ii) any change resulting from the announcement or pendency of the Acquisition or (iii) any material change resulting solely from compliance with the terms of, or the taking of any action explicitly required by, this Agreement.

(k)                            “Network Access Device” means a device that enables communication: (1) between communication devices  (e.g. telephones or video conference devices) and network equipment and services in Wide Area Networks (WAN) over a physical connection, and/or (2) between Local Area Networks (LAN) connected to data network devices (e.g. PCs) and network equipment and services in Wide Area Networks (WAN) over a single physical connection.

(l)                               “Non-Compete Period” means the period commencing with the Closing Date and ending on the third (3rd) anniversary thereof.

(m)                         “Permitted Liens” shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iii) any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the Acquired Assets or that relate to obligations that are not due or delinquent; (iv) security given in the ordinary course of business to any public utility, Governmental Entity or statutory or public authority in connection with the Acquired Assets; and (v) any Liens described on Schedule 6.9(m) hereto.

(n)                           “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

(o)                           “Products” means any and all versions and releases of the products and services of Seller related to the Acquired Assets, and any products and services under development by Seller related to the Acquired Assets, and all documentation and training materials related to any of the foregoing.

(p)                           “PTO” means the United States Patent and Trademark Office.

(q)                           “Registered Intellectual Property” means all United States, international and foreign:  (i) Patents and Patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks;

(iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

(r)                              “Seller Competing Business” shall mean the design, development, engineering, manufacture, sale or distribution of communications devices including, but not limited to, communications gateways, bridges, call processing servers or other communication devices which incorporate any form of voice, video or data communications capabilities, and that enable communications across and between different types of networks and end-points.  Notwithstanding the foregoing, Seller Competing Business shall not include the design, engineering, manufacture, sale or distribution of Network Access Devices.

(s)                            “Seller’s Knowledge” means the actual knowledge of David Boyle, Wayne Dunlap, Robert C. Hagerty, Sanjay Idnani, Michael R. Kourey, William R. Paape, Jerry Schwab, Hans Schwarz and Adam Vexler.

(t)                              “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.  Software shall include source code listings and documentation.

(u)                           “Tax” or, collectively, “Taxes,” means (i) any and all federal, state, local and foreign taxes, and similar assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(v)                           “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(w)                         “Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

(x)                             “Technology” shall mean any and all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools, any media on which any of the foregoing is recorded and any other tangible embodiments of any of the foregoing but not the Intellectual Property Rights thereto.

(y)                           “Third Party Technology” means any Technology owned by a third Person.

(z)                             “Transferred Contracts” means those contracts, leases, agreements and other instruments listed on Schedule 6.9(z).

(aa)                      “Transferred Intellectual Property Rights” means only those Intellectual Property Rights listed on Schedule 6.9(aa), (including the Registered Intellectual Property Rights listed therein).

(bb)                    “Transferred Tangible Assets” means those tangible assets of Seller listed on Schedule 6.9(bb).

(cc)                      “Transferred Technology” means only that Technology listed on Schedule 6.9(cc), but excludes, in all instances, any Third Party Technology.

6.10                           Construction.

(a)                            For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)                           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)                            As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)                           Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.

(e)                            The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

6.11                           NO WARRANTY ON ACQUIRED ASSETS.  WITH RESPECT TO ANY AND ALL OF THE ACQUIRED ASSETS, BUYER ACKNOWLEDGES THAT SELLER IS TRANSFERRING SUCH ACQUIRED ASSETS “AS IS” WITHOUT ANY REPRESENTATIONS OR WARRANTIES REGARDING FUNCTIONALITY, PERFORMANCE, USE, OPERATION OR SPECIFICATIONS, AND WITHOUT EXPRESS

OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT (EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN).  IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR LOSS OF PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO A DEFECT IN SUCH ACQUIRED ASSETS.

6.12                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties hereto as of the date first above written.

SELLER

POLYCOM, INC.

By:	/s/ William R. Paape

Name: William R. Paape

Title: Vice President, Treasurer

BUYER

VERILINK CORPORATION

By:	/s/ C.W. Smith

Name: C.W. Smith

Title: VP and CFO